Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Press Release	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com
AIG 175 Water Street New York, NY 10038 www.aig.com

AIG INCREASES QUARTERLY COMMON STOCK DIVIDEND

BY 25%

BOARD OF DIRECTORS AUTHORIZES REPURCHASE

OF ADDITIONAL SHARES OF AIG COMMON STOCK

NEW YORK, February 13, 2014 – American International Group, Inc. (NYSE: AIG) today announced the following actions taken by its Board of Directors:

•       Declared a dividend of $0.125 per share on AIG common stock, par value $2.50 per share (AIG Common Stock), an increase of $0.025. The dividend is payable on Tuesday, March 25, 2014, to stockholders of record at the close of business on Tuesday, March 11, 2014.

•       Authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $1.0 billion. As of February 13, 2014, AIG has repurchased approximately $600 million of shares of AIG Common Stock pursuant to a prior authorization from the Board of Directors to repurchase shares of AIG Common Stock with an aggregate purchase price of up to $1.0 billion, resulting in an aggregate remaining authorization of approximately $1.4 billion. Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic repurchase transactions, or otherwise.

“We are very pleased that these actions enable us to return a portion of our success directly to our shareholders,” said Robert S. Miller, Chairman of the Board of AIG. “AIG’s solid performance this year underscores the strong fundamentals of our businesses, and builds upon the momentum that we generated.”

Remarking on the dividend action and repurchase authorization, Robert H. Benmosche, President and Chief Executive Officer of AIG, said: “These actions reaffirm the Board’s confidence in our strategy, and build upon the momentum generated by AIG’s strong fourth quarter and year-end operating results. We are committed to success in every corner of our business, and demonstrating what AIG can do.”

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside

AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.